Exhibit 5.1

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

January 20, 2021

Village Farms International, Inc.

4700-80th Street

Delta, British Columbia, Canada

V4K 3N3

Dear Sirs/Mesdames:

Re: Village Farms International, Inc. – Public Offering of Common Shares

We have acted as U.S. and Canadian counsel for Village Farms International, Inc., a corporation organized under the laws of Canada (the “Corporation”), in connection with the registration of 10,887,097 common shares (each, a “Common Share”) pursuant to the prospectus supplement, dated January 15, 2021, to the prospectus included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-237792), filed on April 22, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Shares will be sold and issued in accordance with one or more securities purchase agreements, each dated January 15, 2021, by and among the Corporation and the purchasers identified therein (the “Securities Purchase Agreements”).

We are qualified to practice law in the Province of Ontario and the State of New York, and we do not express any opinion with respect to the laws of any jurisdiction other than (a) the laws of the Province of Ontario and the federal laws of Canada applicable therein (including in respect of the Canada Business Corporations Act (“CBCA”)), and (b) the laws of the State of New York, in each case, in force at the date of this opinion letter. All opinions with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein are given by members of the Law Society of Ontario and all opinions with respect to the laws of the State of New York are given by members of the New York State Bar. Notwithstanding the foregoing and our opinions set forth below, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the issuance and sale of any Common Shares.

As counsel for the Corporation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization, issuance and sale of the Common Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions and limitations, we are of the opinion that the Common Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Securities Purchase Agreements, will be validly issued, fully paid and non-assessable.

We express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

Further, our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the CBCA.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Corporation with the Commission on January 20, 2021 and its incorporation by reference in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Torys LLP

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